Exhibit 10.15




EMPLOYMENT AGREEMENT

           This Agreement, executed and delivered as of January 1, 1995, by and between ALAMCO, INC., a Delaware corporation (the "Company"), with its principal offices at 200 West Main Street, Clarksburg, West Virginia 26301, and JOHN L. SCHWAGER, (the "Executive");

WITNESSETH THAT:

WHEREAS, the Executive is currently employed by the Company pursuant to the terms of an employment agreement dated as of December 17, 1992, and amended as of January 1, 1994 (such agreement, as so amended, is hereinafter referred to as the "Prior Agreement"); and

WHEREAS, the parties hereby amend and restate the terms of the Prior Agreement in their entirety effective January 1, 1995, and subject to the terms and conditions set forth in this Agreement, the Company wishes to continue to employ the Executive and the Executive wishes to be so employed; and

WHEREAS, the execution and delivery of this Agreement has been duly authorized by the Board of Directors of the Company (the "Board");

NOW, THEREFORE, the parties hereto, intending to be legally mutually bound, do hereby covenant and agree as follows:

1.         Employment.

           The Company hereby employs the Executive as its President and Chief Executive Officer, and the Executive agrees to be so employed, on the terms and conditions set forth herein.

2.         Term.

           The term of the Executive's employment under this Agreement shall commence on January 1, 1995 and end on December 31, 1996, subject to the extension of such term as hereinafter provided and earlier expiration of such term as provided in Paragraph 9. The term of this Agreement shall be extended automatically for one additional year as of each annual anniversary date hereof unless, no later than ninety (90) days prior to such anniversary date, either the Board or the Executive gives written notice to the other, in accordance with Paragraph 16, that the term of this Agreement shall not be so extended.

3.         Duties.

           During the period of employment as provided in Paragraph 2 hereof, the Executive shall serve as President and Chief Executive Officer of the Company and shall act as Chairman of all Board of Directors' meetings and perform all duties consistent with such positions at the direction of the Board. The Executive shall devote his entire time during reasonable business hours (reasonable sick leave and vacations excepted) and best efforts to fulfill faithfully, responsibly and satisfactorily his duties hereunder; provided, however, that, with the approval of the Board, Executive may serve or continue to serve on the boards of directors of, and hold any other offices or positions in, companies or organization which, in the Board's judgment, will not present a conflict of interest with the Company or any of its subsidiaries or affiliates and will not have an adverse effect on the performance of Executive's duties under this Agreement. Such approval by the Board shall constitute a waiver of the provisions in Paragraph 8(d) hereof.

4.         Compensation.

           (a) Base Salary. For services performed by the Executive for the Company pursuant to this Agreement during the period of employment as provided in Paragraph 2 hereof, the Company shall pay the Executive a base salary at a rate of at least $168,500 per year for his services as President and Chief Executive Officer, $15,000 for his services per year for acting as Chairman of the Board at Board meetings, and an annual retainer and board meeting fees equal to the same retainer and meeting fees paid other directors for their service as directors of the Company, all payable in cash in substantially equal semi-monthly installments (or otherwise in accordance with the Company's regular payroll practices). Any compensation which may be paid to the Executive under any additional compensation or incentive plan of the Company or which may be otherwise authorized from time to time by the Board (or an appropriate committee thereof) shall be in addition to the base salary to which the Executive shall be entitled under this Agreement.

           (b) The Executive shall be entitled to incentive compensation on the basis described in Exhibit "A" attached hereto.

5.         Salary Adjustments.

           During the period of employment as provided in Paragraph 2 hereof, The base salary of the Executive shall be reviewed by the Compensation Committee of the Board at least annually to determine whether or not the same should be adjusted in light of the duties and responsibilities of the Executive and the performance thereof, and, if it is determined that an adjustment is merited, such adjustment shall be promptly put into effect and the base salary of the Executive as so adjusted shall constitute the base salary of the Executive for purposes of Paragraph 4(a).

6.         Other Benefits.

           In addition to the base salary and incentive compensation to be paid to the Executive pursuant to Paragraph 4 hereof, the Executive shall also be entitled to the following:

           (a) Participation in Plans. The Executive shall be eligible for participation in any bonus, incentive (short-term or long-term), stock option or similar plan or program now in effect or hereafter established by the Company in the same manner and to the same extent as, and subject to the same criteria pertaining to, other senior executives of the Company, as the case may be. The Executive shall also participate in the various benefit plans maintained in force by the Company from time to time, including, but not limited to, its Profit Sharing and Savings Plan, disability, medical, group life insurance, supplemental life insurance coverage, sick leave, and other similar retirement and welfare benefit plans, programs and arrangements.

           (b) Fringe Benefits. The Executive shall be entitled to perquisites of office, fringe benefits and other similar benefits no less favorable than those available to the Executive immediately prior to the effective date of this Agreement, or, if greater, those available to the Executive at any time during the term of this Agreement. Notwithstanding the foregoing, the Executive shall no longer be entitled to reimbursement of costs associated with the purchase or leasing of an automobile or club fees and dues as provided in Paragraph 4.2(b) of the Prior Agreement.

           (c) Expense Reimbursement. The Company shall reimburse the Execu-tive, upon proper accounting, for reasonable business expenses and disbursements incurred by him in the course of the performance of his duties under this Agreement.

           (d) Vacation. The Executive shall be entitled to four (4) weeks of vacation and three (3) days of personal leave during each year of this Agree-ment, or such greater period as the Board shall approve, without reduction in salary or other benefits.

7.         Location.

           The Executive shall perform his duties hereunder generally in, and shall not be obligated to maintain an office in any other place than, Clarks-burg, West Virginia, or its environs; provided, however, that the Executive shall conduct such travel outside of Clarksburg as may be reasonably necessary in connection with the performance of his duties hereunder.

8.         Trade Secrets.

           (a) Acknowledgements. The Executive acknowledges that he has heretofore acquired and hereafter anticipates acquiring detailed knowledge of the Company's business and affairs. In view of the nature of the services the Executive is capable of performing for the Company, the Executive also acknowl-edges that those services will have peculiar value to the Company, the loss of which cannot be adequately compensated by money damages.

           (b) Nondisclosure. The Executive therefore shall not, during the term of his employment hereunder or thereafter, divulge to any third party information obtained in the course of his employment including, without limita-tion, any information concerning the Company's business, operations, affairs, rates, investors, customers, geological data, well logs, well locations, acreage, reserves of gas or oil, finances, and plans or policies to the extent the same are not already matters of public knowledge.

           (c) Confidentiality. All such information shall be regarded as secret, confidential, and proprietary to the Company and shall be used by the Executive for no other purpose than to pursue the Company's business and affairs.

           (d) Non-competition. In view of his unique skills and knowledge, the Executive shall not, without the Company's express prior written consent, during the term hereof or, unless otherwise agreed in writing by the Board, for a period of time equal to one (1) year following the termination or expiration of this Agreement or any renewal or extension hereof, engage in any business (as proprietor, employee, officer, director or shareholder) which is competitive with the Company's oil and gas business; provided, however, that the foregoing provision shall not prohibit the Executive from investing in a publicly held company in which he owns less than one percent (1%) of the equity; and provided further that the foregoing provision shall not apply in the event the Execu-tive's employment hereunder shall terminate for Good Reason in accordance with Paragraph 9 hereof.

           (e) Equitable Relief. If the Executive competes with the Company in violation of Paragraph 8(d) hereof or discloses or threatens to disclose any of the information described in Paragraph 8(b) concerning the Company, the Company shall be deemed to be subject to irreparable injury and shall be entitled to immediate injunctive or other similar equitable relief to restrain the Executive from so competing with the Company or from so disclosing its proprietary information to a third party, including any competitor of the Company. The foregoing relief shall be in addition to any other remedies to which the Company may be entitled under law.

9.         Termination.

           Unless earlier terminated in accordance with the following provisions of this Paragraph 9, the Company shall continue to employ the Executive and the Executive shall remain employed by the Company during the entire term of this Agreement as set forth in Paragraph 2. Paragraph 10 hereof sets forth certain obligations of the Company in the event that the Executive's employment hereun-der is terminated. Certain capitalized terms used in this Paragraph 9 and Paragraph 10 hereof are defined in Paragraph 9(c) below.

           (a)  Death or Disability.    Except to the extent otherwise expressly
stated herein, including without limitation, as provided in Paragraph 10(b) with respect to certain post-Date of Termination payment obligations of the Company, this Agreement shall terminate immediately as of the Date of Termination in the event of the Executive's death or in the event that the Executive becomes disabled. The Executive will be deemed to be disabled upon the date that a reputable physician selected by the Board determines in writing that the Executive will, by reason of physical or mental injury or disease, be unable to perform substantially the Executive's usual and customary duties under this Agreement for a period of at least twelve (12) consecutive months. At any time and from time to time, upon reasonable request therefore by the Board, the Executive shall submit to reasonable medical examinations for the purpose of determining the existence, nature and extent of any such disability. In accordance with Paragraph 16, the Board shall promptly give the Executive written notice of any such determination of the Executive's disability and of the decision of the Board to terminate the Executive's employment by reason thereof. In the event of disability, until the Date of Termination, the base salary payment to the Executive under Paragraph 4 hereof shall be reduced dollar-for-dollar by the amount of disability benefits, if any, paid to the Executive in accordance with any disability policy or program of the Company.

           (b) Notification of Discharge for Cause or Resignation for Good Reason. In accordance with the procedures hereinafter set forth, the Board may discharge the Executive from his employment hereunder for Cause and the Execu-tive may resign from his employment hereunder for Good Reason. Any discharge of the Executive by the Board for Cause or resignation by the Executive for Good Reason shall be communicated by a Notice of Termination to the Executive (in the case of discharge) or the Board (in the case of resignation) given in accordance with Paragraph 16 of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termina-tion provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination is to be other than the date of receipt of such notice, specifies the termination date (which date shall in all events be within fifteen
(15) days after the giving of such notice). In the case of a discharge of the Executive for Cause, a Notice of Termination shall include a copy of a resolu-tion duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Board (not including the Executive) at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and reasonable opportunity for the Executive, together with the Executive's counsel, to be heard before the Board prior to such vote), finding that in the good faith opinion of the Board the Executive was guilty of conduct constituting Cause. No purported termination of the Executive's employment for Cause shall be effective without a Notice of Termination. The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstances in enforcing the Executive's rights hereunder.

           (c) Definitions. For purposes of this Employment Agreement, including Paragraph 9 and Paragraph 10 hereof, the following capitalized terms shall have the meanings set forth below:


                (i) "Accrued Obligations" shall mean, as of the Date of Termina-tion, the sum of (A) the Executive's base salary under Paragraph 4 through the Date of Termination to the extent not theretofore paid, (B) the amount of any bonus, incentive compensation, deferred compensation and other cash compensation accrued by the Executive as of the Date of Termination to the extent not theretofore paid and (c) any vacation pay, expense reimbursements and other cash entitlements accrued by the Executive as of the Date of Termination to the extent not theretofore paid.

                (ii) "Cause" shall mean either of the following that is materi-ally and demonstrably detrimental to the goodwill of the Company or materially damaging to the relationships of the Company with its customers, suppliers or employees: (A) conviction of the Executive of a felony involving moral turpi-tude or (B) a willful breach of the Executive of his duties under this Agree-ment, provided such willful breach continues unremedied for thirty (30) days after written notice thereof from the Board to the Executive, in accordance with

Paragraph 16, specifying the action or omission which constitutes such breach and requesting that such action or omission be remedied.

                (iii) "Date of Termination" shall mean (A) in the event of a discharge of the Executive by the Board for Cause or a resignation by the Executive for Good Reason, the date the Executive (in the case of discharge) or the Board (in the case of resignation) receives a Notice of Termination, or any later date specified in such Notice of Termination, as the case may be, (B) in the event of a discharge of the Executive without Cause or a resignation by the Executive without Good Reason, the date the Executive (in the case of discharge) or the Company (in the case of resignation) receives notice of such termination of employment, (C) in the event of the Executive's death, the date of the Executive's death, and (D) in the event of termination of the Executive's employment by reason or disability pursuant to Paragraph 9(a), the date the Executive receives written notice of such termination.

                (iv) "Good Reason" shall mean any of the following: (A) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position with or the Company as set forth in this Agreement (includ-ing status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Paragraph 3, or any action by the Company which results in diminution in such positions, authority, duties or responsibil-ities, excluding for this purpose any isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive in accordance with Paragraph 16; (B) any failure by the Company to comply with any of the provisions of this Agreement, other than any isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive in accordance with Paragraph 16; (C) the Company's requiring the Executive to be based at any office or location other than the principal executive office of the Company or at any office or location not within thirty-five (35) miles of the current principal executive office of the Company at 200 West Main Street; Clarksburg, West Virginia 26301; (D) the occurrence of an event constituting a Change of Control or Significant Asset Sale within the period of six (6) months prior to the date the Executive provides a Notice of Termination to the Board, or (E) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement.

                (v) "Change in Control" shall mean: (A) a change in control of the Company of the nature that would be required to be reported in response to
Item 5 (f) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"); provided, however, that, without limitation, a Change in Control shall be deemed to have occurred if, on or after the date hereof, any "person" (as such term is used in Sections 13 (d) and 14
(d) (2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of the securities of the Company representing fifteen percent (15%) or more of the combined voting power of the Company's then outstanding securi-ties, or (B) individuals who constitute the Board on January 1, 1995 (the "Incumbent Board") cease for any reason to constitute at least three-fourths (3/4) of the Board; provided, however, that any individual becoming a director subsequent to January 1, 1995, whose election or nomination for election by the Company was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board.

                (vi) "Significant Asset Sales" shall mean any disposition of oil and gas producing assets of the Company to any unrelated third party or parties in one or more transactions during any period of six (6) consecutive calendar months such that the net book value of the Company's oil and gas producing assets as of the last day of any such period is less than fifty percent (50%) of the net book value of the Company's oil and gas producing assets as of the date immediately preceding the first day of such period. The interim financial statements upon which such determinations are based shall be prepared in a manner consistent with the Company's quarterly financial statements and in accordance with generally accepted accounting principles, except that write downs of assets and other required accounting adjustments shall be disregarded for this purpose.

10.        Obligations of the Company Upon Termination.

           (a) Discharge for Cause or Resignation without Good Reason. In the event of a discharge of the Executive for Cause or resignation by the Executive without Good Reason:

                (i) the Company shall pay to the Executive all Accrued Obliga-tions in a lump sum in cash within thirty (30) days after the Date of Termina-tion; and

                (ii) the Executive shall be entitled to receive all benefits accrued by him as of the Date of Termination under all profit sharing and similar plans of the Company in such manner and at such time as are provided under the terms of such plans and arrangements; and

                (iii) except as otherwise provided in Paragraph 22 hereof, all other obligations of the Company hereunder shall cease forthwith.

           (b) Death or Disability. In the event this Agreement terminates pursuant to Paragraph 9(a) by reason of the death or disability of the Execu-tive:

                (i) the Company shall pay all Accrued Obligations to the Executive, or to his heirs or estate in the event of the Executive's death, in a lump sum in cash within thirty (30) days after the Date of Termination; and

                (ii) in the event of disability, the Company shall continue to pay to the Executive, the base salary payable pursuant to Paragraph 4 for a period of eight (8) months reduced dollar for dollar by the amount of any benefits paid under any plan or policy maintained by the Company; and

                (iii) if employment hereunder terminates by reason of the Executive's death, all future obligations of the Company hereunder shall, at the Company's election, cease; provided, however, that benefits and rights thereto-fore vested under any pension, profit sharing, stock option or insurance plan of the Company shall be unimpaired thereby.

                (iv) the Executive, or his beneficiary, heirs or estate in the event of the Executive's death, shall be entitled to receive all benefits accrued by him as of the Date of Termination under profit sharing and similar plans of the Company in such manner and at such time as are provided under the terms of such plans and arrangements; and

                (v) if the Executive's death shall have occurred after the termination of employment hereunder and if, but for his death, the Executive would have been entitled to receive additional payments hereunder in respect of his employment, such payments shall thereafter be paid as the Executive's last will and testament shall direct, or failing such direction, to the Executive's estate.

                (vi) except as otherwise provided in Paragraph 22 hereof, all other obligations of the Company hereunder shall cease forthwith.

           (c) Discharge without Cause or Resignation for Good Reason. If the Executive is discharged other than for Cause or disability or the Executive resigns with Good Reason:

                (i) the Company shall pay to the Executive in a lump sum in cash within thirty (30) days after the Date of Termination the aggregate of the following amounts:

                    (A)  all Accrued Obligations; and

                    (B) an amount equal to three (3) times the highest annual rate of base salary paid to the Executive at any time during the preceding twenty-four (24) months pursuant to Paragraph 4; and

                (ii)  for a period of three (3) years, the Company shall either
(A) arrange to provide the Executive, at the Company's cost, with life, disabil-ity and health-and-accident insurance coverage providing substantially similar benefits to those which the Executive was receiving immediately prior to the Date of Termination, to the extent the Company continues to maintain benefit plans providing for such benefits for executives generally or (b) in lieu of providing such coverage, pay to the Executive within thirty (30) days after the Date of Termination a lump sum amount in cash equal to two (2) times the projected cost to the Company of providing the extended benefit coverage referred to in clause (A) (as such cost shall be calculated by the Company's benefit consultants, using reasonable assumptions); and

                (iii) the Executive shall be entitled to receive all benefits accrued by him as of the Date of Termination including profit sharing and similar plans of the Company in such manner and at such time as are provided under the terms of such plans; and

                (iv) all stock options, stock appreciation rights, and other stock interests or stock-based rights awarded to the Executive on or before the Date of Termination under any plan of the Company shall become fully vested and nonforfeitable as of the Date of Termination; provided, however, that if such full vesting of all or any portion of such stock or stock-related awards would constitute a violation of applicable law or the terms of any such plan of the Company, then in lieu of the vesting of such awards (or such portion thereof), the Company shall redeem such award (or such portion thereof) by paying to the Executive in a lump sum in cash within thirty (30) days of the Date of Termina-tion an amount which represents the fair value of such award as of the Date of Termination (reduced by any amount payable by the Executive under the terms of such award (or such portion thereof) as an exercise or purchase price with respect thereto); and

                (v) except as otherwise provided in Paragraph 22 hereof, all other obligations of the Company hereunder shall cease forthwith.

11.        Certain Additional Payments by the Company.

           (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Pay-ments.

           (b) Subject to the provisions of Paragraph 11(c), all determinations required to be made under this Paragraph 11, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determinations, shall be made by the Company's principal outside accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Board and the Executive within fifteen (15) business days of the Date of Termination. All fees and expenses of the Accounting Firm shall be borne solely by the Company. The initial Gross-Up Payment, if any, as determined pursuant to this Paragraph 11(b), shall be paid by the Company to the Executive within five (5) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm under this Paragraph 11 shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Paragraph 11(c) and the Executive thereafter is required to make a payment of any Excise Tax, (including penalties and interest) the Accounting Firm shall determine the amount of the Underpayment (including penalties and interest) that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

           (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of an Underpayment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                (i) give the Company any information reasonably requested by the Company relating to such claim,

                (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

                (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Paragraph 11(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect to such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Execu-tive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

           (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Paragraph 11(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Paragraph 11(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Paragraph 11(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid.

12.        Failure to Renew.

           If the Company shall fail to agree to extend the term of this Agreement pursuant to Paragraph 2 hereof upon the expiration of its initial term or any renewal term hereof, the Executive shall be entitled to receive as severance pay (in addition to such other benefits as may be payable to the Executive) an amount equal to two (2) times the highest annual rate of base salary paid to the Executive at any time during the preceding twenty-four (24) months pursuant to Paragraph 4 hereof.

13.        Supplemental Leave.

           In addition to other benefits provided by the Company, the Executive shall be entitled to have two (2) weeks of Supplemental Leave with pay each year herein over the term of this Agreement to be used solely at the Executive's discretion; and the Executive shall be entitled to accumulate Supplement Leave that is unused in any particular year provided, that no more than four (4) weeks of Supplemental Leave shall be taken in any calendar year. The Company shall reimburse the Executive for all reasonable expenses, including travel, meals and lodging, for the Executive to attend or reside at a health or fitness center of the Executive's choice during the Supplemental Leave. No later than December 31 of any calendar year in which the Company reimburses the Executive for expenses pursuant to this Paragraph 13, the Company shall further pay to the Executive an amount in cash which is sufficient to pay the Executive's federal, state and local income taxes on the amount of such reimbursements for such calendar year plus all federal, state and local income taxes on such cash payments; provided, however, that the maximum amount per each two (2) week period of such reimbursements and cash payments pursuant to this Paragraph 13 shall be $3,500.

14.        No Assignment or Attachment.

           This Agreement and the rights, interests and benefits hereunder shall not be assigned, transferred, pledged, or hypothecated in any way by the Executive or by the Company and shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge or hypothecation or the levy of any execution, attachment or similar process thereon shall be null and void and without effect.

15.        Nonassignability; No Attachment; Binding Effect.

           The Company will require any successor (whether direct or indirect by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder if Executive's employment were terminated pursuant to Paragraph 10(c) hereof, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be the Date of Termination.

16.        Notices.

           Any notice required to be given hereunder shall be sufficient if in writing and submitted by first class mail, postage prepaid, if to the Executive to him as follows:

John L. Schwager
49 Carriage Lane
Bridgeport, West Virginia    26330

and if to the Company, to it at the address first above written, attention Chairman of the Compensation Committee.

17.        Effect of Prior Agreements.

           This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Company and the Executive, except that the following agreements with the Executive shall remain in full force and effect and are not affected by the terms of this Agreement:
Incentive Stock Option Agreement dated December 13, 1990 with respect to 50,000 shares of Common Stock of the Company and related Amendment No. 1 to Stock Option Agreement dated as of April 15, 1992; Non-statutory Stock Option Agree-ment dated November 1, 1994 with respect to 7,900 shares of Common Stock of the Company; and Non-qualified Stock Option Agreement dated November 10, 1993, with respect to 100,000 shares of Common Stock of the Company.

18.        Amendment.

           Any amendment hereof or supplement hereto shall be in writing and signed by the parties hereto.

19.        Severability.

           Any provision of this Agreement that is invalid, illegal, or unen-forceable in any respect in any jurisdiction shall be, as to such jurisdiction, ineffective to the extent of such invalidity, illegality, or unenforceability without affecting the remaining provisions hereof; and any such invalidity, illegality, or unenforceability in any such jurisdiction shall not invalidate or in any way affect the validity, legality or enforceability of such provision in any other jurisdiction.

20.        Dispute Resolution.

           (a) Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof (including the arbitrability of any controversy or claim), shall be settled by arbitration in accordance with the internal laws of the Commonwealth of Pennsylvania by three arbitrators, one of whom shall be appointed by the Board, one by the Executive and the third of whom shall be appointed by the first two arbitrators. If the first two arbitra-tors cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the American Arbitration Association. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this Paragraph 20(a). Except as otherwise provided in Paragraph 20(b), the cost of any arbitration proceeding hereunder shall be borne equally by the Company and the Executive. The award of the arbitrators shall be binding upon the parties. Judgment upon the award rendered by the arbitrators may be entered into any court having jurisdiction thereof.

           (b) Legal Expenses. In the event that it shall be necessary or desirable for the Executive to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any or all of his rights under this Agreement, and provided that the Executive substantially prevails in the enforcement of such rights, the Company shall pay (or the Executive shall be entitled to recover from the Company, as the case may be) the Executive's reasonable attorneys' fees and costs and expenses in connection with the enforcement of the Executive's rights including the enforcement of any arbitra-tion award.

21.        Jurisdiction and Governing Law.

           Jurisdiction over disputes with regard to this Agreement shall be exclusively in the courts of the Commonwealth of Pennsylvania, and this Agree-ment shall be construed and interpreted in accordance with and governed by the laws of the Commonwealth of Pennsylvania, other than the conflict of laws provisions of such laws.

22.        Survival.

           The provisions of this Paragraph 22 and of Paragraphs 8, 10, 11, 12, 14, 15, 16, 17, 18, 19, 20, 21 and 23 of this Agreement shall survive the termination of this Agreement to the extent necessary or appropriate to effectu-ate the respective purposes of such provisions.

23.        No Mitigation Required.

           The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employ-ment by another employer or otherwise after the Date of Termination.

24.        Headings.

           The headings of this Agreement are for convenience and reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof.


IN WITNESS WHEREOF, the parties hereto have hereunto affixed their respective hands and seals the day and year first above written.


ATTEST:

(CORPORATE SEAL)                         ALAMCO, INC.




By:  /s/ Jane Merandi                    By:  /s/ James B. Gehr
Secretary                                Chairman of the Compensation
                                         Committee




                                         By:  /s/ Richard R. Hoffman
                                         Chief Operating Officer


                                         EXECUTIVE

                                         /s/ John L. Schwager



EXHIBIT "A"

Incentive Compensation


As additional compensation, the Executive shall be entitled to receive incentive compensation determined and payable as set forth below:

In the event that the Market Price of the Common Stock of the Company (as defined below) first equals or exceeds $7.00 per share (the "Initial Trigger Price") during the term of this Agreement, the Executive shall be awarded a cash bonus of $30,000. Each increase in the Market Price of the Common Stock of the Company in the amount of $1.00 per share over the Initial Trigger Price (e.g. $8.00 per share, $9.00 per share, etc.) shall entitle the Executive to an additional cash bonus of $30,000 for every $1.00 per share increase. Such a cash bonus will be payable only once with respect to any such per share price increase.

"Market Price of the Common Stock of the Company" shall mean the average for any sixty (60) trading day period of the closing sale price or the last reported asked price of the Company's Common Stock on the American Stock Exchange, or if the Common Stock is not listed for trading on such national securities exchange, then on the NASDAQ National Market System, subject to the factors identified in the paragraph below, except as set forth in the last sentence of this paragraph. If the shares are not listed or quoted on a national securities exchange or on the NASDAQ National Market System, and the Company continues to be a reporting company under the Securities Exchange Act of 1934, as amended, the Compensation Committee of the Board shall make such adjustments in the method of determining additional incentive compensation as it deems equitable and appropriate under all circumstances. If a Change of Control or Significant Asset Sale shall occur, the "sixty (60) trading day period" described above shall be reduced to "ten (10) trading day period" during a period of ninety (90) days prior to and after the occurrence of such Change of Control or Significant Asset Sale.

Increases in the Market Price of the Common Stock of the Company that are attributable, in the reasonable judgment of the Compensation Committee, to unusual market activity as a result of a possible or proposed tender offer, merger or other business combination involving the Company or Significant Asset Sale but which does not result in the consummation of such a merger or other business combination, Significant Asset Sale or Change of Control (as such terms are defined in Paragraph 9), shall be disregarded, and the Compensation Commit-tee shall reasonably determine the representative Market Price of the Common Stock of the Company prior to or after the period of unusual market activity.

In the event there are any changes in the Common Stock or capitalization of the Company through merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in the capital structure of the company, appropriate adjustments will be made in the manner in which changes in the Market Price of the Common Stock of the Company are calculated as may be necessary and equitable to carry out the purposes of these incentive compensa-tion provisions.

If any amount of incentive compensation is determined to be payable hereunder, such payment shall be made in cash the month immediately following the month in which a Trigger Price is attained. If the Executive's employment with the Company is terminated for any reason (including a termination arising under Paragraph 9), any and all earned but unpaid amounts due shall become immediately due and payable.

All Paragraph references are to the accompanying Employment Agreement.